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                                                                    EXHIBIT 23.5

                     [BEAR, STEARNS & CO. INC. LETTERHEAD]

November 30, 1999

The Board of Directors
Digital Island, Inc.
45 Fremont Street, 12th Floor
San Francisco, CA 94105

     Re: Registration Statement on Form S-4 for Digital Island

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 23, 1999 with respect to the fairness from a financial point of view to Digital Island, Inc. (the "Company") of the exchange ratio of 1.0727 shares of Common Stock, par value $0.001 per share, of the Company to be paid for each share of Common Stock, par value $0.001 per share, of Sandpiper Networks, Inc. ("Sandpiper") pursuant to the Agreement and Plan of Reorganization, dated as of October 24, 1999, between the Company, Beach Acquisition Corp., a wholly-owned subsidiary of the Company, and Sandpiper.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of the Joint Proxy Statement/Prospectus--Opinions of Digital Island's Financial Advisors", "The Merger--Background of the Merger", "The Merger--Joint Reasons for the Merger; Recommendations of Boards of Directors" and "The Merger--Opinions of Digital Island's Financial Advisor" and to the inclusion of the foregoing opinion in its entirety in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Bear, Stearns & Co. Inc.

      /s/ Paul A. Berman
By: _________________________________
           Managing Director